Exhibit 10.2

EMPLOYMENT AGREEMENT

        This Agreement, made the 15th of November, 2004, is effective as of January 1, 2005, by and between Coventry Health Care, Inc., a Delaware corporation (the “Company”), and Francis S. Soistman (the “Executive”).

        WHEREAS, the Company employs the Executive as its Senior Vice President, pursuant to an Employment Agreement dated April 1, 1998, and the parties wish to amend the terms of such employment as set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants contained in this Employment Agreement (“Agreement”), the parties hereby agree as follows:

1.     TERM AND DUTIES

        1.1 The term of this Agreement commenced as of January 1, 2005, shall continue through December 31, 2007 (the “Initial Term”), and will continue on a year-to-year basis thereafter (the “Renewal Term”), until the Executive’s employment terminates as outlined in Section 4 herein.

        1.2 Executive shall serve as Executive Vice President, Health Plan Operations, and shall report to the Chief Executive Officer and shall be responsible for broad executive responsibilities in the general management area, including, but not limited to, the establishment and implementation of policies and directives, formulation of company goals and objectives, effective management of employees, and such other powers and duties normally associated with such position or as may be delegated or assigned to the Executive by the Company’s Chief Executive Officer. During the Initial or Renewal Term of the Agreement, the Executive shall also serve without additional compensation in such other offices of the Company or its subsidiaries or affiliates to which he may be elected or appointed.

2.     COMPENSATION AND BENEFITS

        2.1 The Company shall pay the Executive a base salary (“Base Salary”) of not less than Five Hundred Thousand Dollars ($500,000) per annum, subject to applicable withholdings. The Base Salary shall be payable according to the customary payroll practices of the Company. The Base Salary shall be reviewed annually and shall be subject to increase from time to time.

        2.2 The Executive shall be eligible for an annual bonus (“Bonus”) in accordance with the Company’s Performance Based 162(m) Plan.

        2.3 The terms and conditions of all stock options and restricted share awards previously granted to Executive shall remain in full force and effect.

        2.4 The Executive will be entitled to participate in all employee benefit plans or programs and receive all benefits and perquisites to which any salaried employee is eligible under any existing or future plan or program for salaried employees, including, without limitation, all plans developed for executive officers of the Company. These plans or programs may include group hospitalization, health care, dental care, vision care, life or other insurance, tax qualified pension, car allowance, savings, thrift and profit sharing plans, sick leave plans, travel or accident insurance, disability insurance, and contingent compensation plans, including capital accumulation programs, deferred compensation plans, restricted stock programs, stock purchase programs and stock option plans. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees or executive officers.

        2.5 The Executive will be entitled to four (4) weeks of annual paid vacation.

        2.6 The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties upon proper documentation in accordance with Company policies. In addition, Executive shall be entitled to a discretionary monthly car allowance, payable on a grossed-up basis.

3.        DEATH AND DISABILITY COMPENSATION

        3.1 In the event of the Executive’s death during the Initial or Renewal Term, the Agreement terminates and all payments under the Agreement shall cease as of the date of death, except for the following benefits to be paid to the Executive’s beneficiaries:

               (a)     any earned but unpaid base salary and a lump sum payment equal to the average annual bonus compensation for the two (2) calendar years immediately preceding the death of Executive;

               (b)     for twenty-four (24) months following the date of the Executive’s death, the Company shall pay the cost of medical, dental, and vision insurance premiums as in effect at the date of the Executive’s death, to the Executive’s designated beneficiary, subject to a formal election by the beneficiary;

               (c)     the exercisability of stock options granted to the Executive shall be governed by any applicable stock option agreements and the terms of the respective stock option plans; and

               (d)     the Executive’s designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided or referred to in this Employment Agreement.

        3.2 Notwithstanding the short-term disability of the Executive, the Company will continue to pay the Executive pursuant to Section 2 hereof during the Initial or Renewal Term, unless the Executive’s employment is earlier terminated in accordance with this Agreement. In the event the Executive becomes disabled (as defined by the Company’s long-term disability plan), the Executive’s employment will be termed and the Company will pay the Executive amounts equal to the following:

               (a)     any earned but unpaid Base Salary and a lump sum payment equal to the average annual Bonus for the two (2) calendar years immediately preceding the year of termination due to disability;

               (b)     for twenty-four (24) months following the date of the Executive’s termination due to disability, the Company shall pay for the cost of the Executive’s medical, dental, and vision insurance premiums as in effect at the date of the Executive’s termination, subject to a formal election by the Executive; and

               (c)     the Executive will receive a monthly payment equal to 60% of the Executive’s pre- disability earnings (as defined by the qualified long-term disability plan) less any monthly benefit paid under the qualified long-term disability program. Such payments shall continue to cessation of payments under the Company’s qualified long-term disability program.

               (d)     the Executive will receive twelve (12) months additional vesting credit for all stock options and restricted stock awards.

        3.3 During the period the Executive is receiving payments following his disability and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his position or prior position with the Company and his physical and mental health.

        3.4 For purposes of this Agreement, the term “disabled” or “disability” will have the same meaning as is attributed to such term, or any substantially similar term, in the Company’s long-term disability income plan as in effect from time to time. The Company’s group long-term disability policy in existence at the time of disability shall be considered to be a part of this Agreement.

    4.        TERMINATION OF EMPLOYMENT

        4.1 The Company may terminate this Agreement with or without cause at any time during the term of this Agreement with ninety (90) days prior written notice (“The Notice”). However, except in the case of the two year period following a Change in Control (as hereinafter defined), if the Executive suffers a Termination Without Cause (hereinafter defined) or a Constructive Termination (as hereinafter defined), the Company will continue to pay the Executive the following:

               (a)     for a period of twelve (12) months after Termination Without Cause or Constructive Termination, a monthly amount equal to 100% of the sum of the Executive’s combined (i) Base Salary as in effect at the time of the termination and (ii) the average Bonus for the two (2) calendar years immediately preceding the year of termination, divided by twelve (12); and

               (b)     for twelve (12) months following such Termination Without Cause or Constructive Termination, the Company shall pay the cost of the Executive’s medical, dental, and vision insurance premiums as in effect at the date of termination, subject to a formal election by the Executive. However, if Executive obtains employment with another employer during such twelve (12) month period, such coverage will cease as of the date Executive, his spouse and family can be covered under the plans of the new employer without exclusion for preexisting conditions, if earlier than the end of the 12-month period; and

               (c)        the Executive will receive twelve (12) months additional vesting credit for all stock options and restricted stock awards.

        4.2 If the Executive suffers a Termination Without Cause or Constructive Termination within two (2) years following a Change in Control, the Company will pay to the Executive the following:

               (a)     in a lump sum upon such termination an amount equal to the sum of (i) 150% of the Executive’s combined (A) Base Salary as in effect at the time of the termination and (B) average Incentive Bonus for the two (2) calendar years immediately preceding the year of termination, and (ii) to the extent that such foregoing amount or any other payment in the nature of compensation (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 280G”)) to or for the benefit to the Executive (or any part of such amount or other payment) constitutes an “excess parachute payment” within the meaning of Section 280G, the amount, if any, of (A) such “excess parachute payment” multiplied by a fraction, the numerator of which is the number one (1.00) and the denominator of which is (I) the number (1.00) minus (II) the effective tax rate under Section 280G applicable to the Executive expressed as decimal, minus (B) the amount of such “excess parachute payment”;

               (b)     for twenty-four (24) months following such Termination Without Cause or Constructive Termination following a Change of Control, the Company shall pay for the cost of the Executive’s medical, dental, vision insurance premiums as in effect at the date of termination, subject to a formal election by the Executive; and

               (c)     all stock options and all restricted stock granted to the Executive shall vest in full upon a Change of Control.

        4.3 Executive may terminate his employment hereunder at any time during the term of this Agreement with notice (as defined in Section 4.1 herein). If the Executive suffers a Termination with Cause or the Executive terminates his employment with the Company not due to a Constructive Termination, death or disability (as defined in Section 3.4) (a “Voluntary Termination”), then the Company will not be obligated to pay the Executive any amounts of compensation or benefits following the date of termination, except earned but unpaid Base Salary through the date of termination, which will be paid in accordance with standard company procedures. The exercisability of stock options granted to the Executive shall be governed by any applicable stock option agreements and plans.

        4.4 For purposes of this Employment Agreement, the following terms have the following meanings:

               (a)     A “Change in Control” shall occur if at any time, substantially all of the assets of the Company are sold or transferred by sale, merger or otherwise, to an entity which is not a direct or indirect subsidiary of the Company, or if any “person” (as such term is used in Sections 13(d) or 14 (d) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the then existing outstanding securities of the Company.

               (b)     “Constructive Termination” means termination by the Executive which follows (i) a reassignment of duties, responsibilities, title, or reporting relationships that are not at least the equivalent of his then current position as set forth in Section 1.2 or a material reduction in the compensation and benefits provided herein, or (ii) the intentional or material breach by the Company of this Agreement, or (iii) a reassignment, after a Change of Control, to a geographic location more than fifty miles from Bethesda, Maryland. The Executive shall have a period of ninety (90) days after termination of his employment to assert against the Company that he suffered a Constructive Termination, and after the expiration of such ninety (90) day period, the Executive shall be deemed to have irrevocably waived the right to such assertion.

               (c)     “Termination With Cause” means termination by the Company, acting in good faith, by written notice to the Executive specifying the event relied upon for such termination, due to; (i) the Executive’s indictment or conviction of a felony, (ii) the Executive’s intentional perpetration of a fraud, theft, embezzlement or other acts of dishonesty, (iii) the Executive’s intentional breach of a trust or fiduciary duty which materially adversely affects the Company or its shareholders.

               (d)     “Termination Without Cause” means termination by the Company other than due to the Executive’s death or disability or Termination With Cause.

5.     OTHER DUTIES OF THE EXECUTIVE

        5.1 The Executive shall devote substantially all of his working time to the business of the Company and during the Term shall not take, directly or indirectly, an active role in any other business without the prior written consent of the Company; but except as provided in Section 5.3, this Section shall not prevent the Executive from serving as a director of other entities not affiliated with the Company, from making real estate or other investments of a passive nature or from participating in the activities of a charitable organization where such participation does not adversely affect the Executive’s ability to perform his duties under this Agreement.

        5.2 The Executive will, upon reasonable notice, during or after the Term of this Employment Agreement, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party. The Executive shall receive reasonable compensation for the time expended by him pursuant to this Section 5.2 after the Term.

        5.3 The Executive acknowledges that certain information pertaining to the business and operations of the Company such as strategic plans, product development, financial costs, pricing terms, sales data or new or developing business opportunities (“Confidential Information”), is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this Confidential Information are essential to the performance of the Executive’s duties under this Agreement. The Executive will not during the term of this Agreement or following termination of his employment except to the extent reasonably necessary in the performance of his duties under this Agreement, give to any person, firm, association, corporation or governmental agency any Confidential Information except as required by law. The Executive will not make use of this Confidential Information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this Confidential Information by others. All records, memoranda, etc. relating to the business of the Company whether made by the Executive or otherwise coming into his possession will remain the property of the Company.

        5.4 The Executive will not Compete with the Company (as hereinafter defined) at any time while he is employed by the Company. Except after a Change in Control or after non-renewal under Section 1.1, in the event of Termination Without Cause or Constructive Termination pursuant to Section 4.1, the Executive will not Compete with the Company for a period of one (1) year from the date of such termination. In the event of a termination after a Change in Control that gives rise to payments to Executive under Section 4.2, the Executive will not Compete with the Company for one (1) year from the date of termination. In the event of a Voluntary Termination in which the Executive only receives payment as defined under Section 4.3, or which follows a Company non-extension notice under Section 1.1, there will be no restriction on the Executive’s right to Compete with the Company after the date his employment terminates. For the purposes of this Section 5.4, the term “Compete with the Company” means action by the Executive, direct or indirect, either as an officer, director, stockholder, owner, partner, employee or in any other capacity, resulting in the Executive having any legal or equitable ownership or other financial or non-financial interest in or employment with, any HMO, managed care or health insurance business within a fifty mile radius of any location where the Company or any subsidiary or affiliate of the Company conducts such business at the date of a termination of the Executive’s employment; provided, however, that the term “Compete with the Company” shall not include ownership (without any more extensive relationship) of a less than a five percent (5%) interest in any publicly-held corporation or other business entity. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section 5.4 may cause irreparable harm to the Company not compensable in monetary damages and that the Company may be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of Section 5.4.

6.     INDEMNIFICATION OF EXECUTIVE

        6.1 The Company shall indemnify the Executive and shall reimburse the Executive’s expenses under the circumstances described, and to the maximum extent provided under the mandatory and the permissive indemnification and expense reimbursement provisions of Delaware law. The provisions of this Section 6.1 shall continue in full force and effect after Executive ceases to serve as an officer, director, employee or in any other capacity with the Company or any of its affiliates, and shall inure to the benefit of his heirs, executors or administrators.

7.     MISCELLANEOUS

        7.1 This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and, with the exception of the terms and conditions set forth in Exhibit B to that certain Employment Agreement between Executive and Principal Health Care, Inc., dated as of October 1, 1997, supersedes any prior employment or severance agreements between the Company and its affiliates, and the Executive.

        7.2 This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Employment Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to specific a term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

        7.3 Should any part of this Agreement be declared invalid for any reason, such invalidity shall not affect the validity of any remaining portion hereof and such remaining portion shall continue in full force and effect as if this Employment Agreement had been originally executed without including the invalid part. Should any covenant of this Employment Agreement be unenforceable because of its geographic scope or term, its geographic scope or term shall be modified to such extent as may be necessary to render such covenant enforceable.

        7.4 Titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provision thereof.

        7.5 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        7.6 This Employment Agreement has been executed and delivered in the State of Maryland and its validity, interpretation, performance and enforcement shall be governed by the laws of that state. Any dispute among the parties hereto shall be settled by arbitration in Bethesda, Maryland, in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. All provisions hereof are for the protection and are intended to be for the benefit of the parties hereto and enforceable directly by the binding upon each party. Each party hereto agrees that the remedy at law of the other for any actual or threatened breach of this Employment Agreement would be inadequate and that the other party shall be entitled to specific performance hereof or injunctive relief or both, by temporary or permanent injunction or such other appropriate judicial remedy, writ or orders as may be decided by a court of competent jurisdiction in addition to any damages which the complaining party may be legally entitled to recover.

        7.7 All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission to the following:

    (i)        If to the Company, at 6705 Rockledge Drive, Suite 900, Bethesda, Maryland, 20817, Attention: Chairman of the Compensation Committee, or at such other address as may have been furnished to the Executive by the Company in writing; or

    (ii)        If to the Executive, at 6705 Rockledge Drive, Suite 900, Bethesda, Maryland, 20817 or ______________________________________________________ or such other address as may have been furnished to the Company by the Executive in writing.

        7.8 This Employment Agreement shall be binding on the parties' successors, heirs and assigns.

        IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first above written.

COVENTRY HEALTH CARE, INC.	EXECUTIVE:
By: /s/ Allen F. Wise	/s/ Francis S. Soistman
Allen F. Wise President and CEO	Francis S. Soistman

EXHIBIT B

The Principal Health Care, Inc. Deferred Compensation Plan

for Certain Select Employees

EXHIBIT B
THE PRINCIPAL HEALTH CARE, INC.
DEFERRED COMPENSATION PLANS FOR
CERTAIN SELECT EMPLOYEES

Section 1

Any employee of Principal Health Care, Inc. (“Company”), who is part of a select group of management and is designated as eligible to participate by the Board of Directors (“Board”) of the Company, will become a participant (“Participant”) under the plan and will complete a beneficiary designation form with the Company.

Section 2 – Deferred Compensation

The Company will establish one-time amounts of compensation as set forth in Exhibit A, for each Participant which will be deferred as of the date this plan is adopted by the Company. The compensation deferred pursuant to this section shall be recorded by the Company in a deferred compensation account (“Account”) maintained in the name of the Participant. Such deferred compensation is attributable to future services and shall not be included as compensation in the benefit program sponsored by the Company. The Company shall furnish each Participant with an annual statement of his or her Account. The Company shall credit interest on amounts in the Account from the date received until final distribution of the Account pursuant to Section 3 of the plan. The Company shall credit interest quarterly based on the 10-year U.S. Treasury rate.

Section 3 – Distribution

a) Termination of Employment.

If the Participant is involuntarily terminated not for cause prior to normal retirement age, as defined in the pension plans sponsored by the Company, the Participant will become fully vested and will be entitled to receive a distribution.

If the Participant’s employment is terminated by the Company for cause, he or she will not be entitled to receive a distribution of his or her Account under this section. “Cause” shall be defined as: (i) indictment or conviction of a felony; (ii) theft or embezzlement of Company property or commission of similar acts involving more turpitude; or (iii) the willful failure by a Participant to substantially perform his or her material duties (excluding nonperformance resulting from a Participant’s disability) which willful failure is not cured within thirty (30) days after written notice from the Chairman of the Board of the Company specifying the act of willful nonperformance or within such longer period (but no longer than ninety (90) days in any event) as is reasonably required to cure such willful nonperformance.

If the Participant voluntarily terminates employment prior to normal retirement age as defined in the pension plans sponsored by the Company, the Participant will receive his or her vested amount which is equal to the deferred amount plus interest credited to the Participant’s Account as of the date of determination, multiplied by the percentage in the following schedule:

Years Since Deferral Percentage
1–3	0%
4	50%
5	60%
6	70%
7	80%
8	90%
9 and later	100%

If the Participant voluntarily terminates employment prior to normal retirement age, as defined in the pension plans sponsored by the Company, and the Company is a party to a change of control as defined in this section, the Participant will become fully vested and will be entitled to receive a distribution if termination of employment occurs on or after 366 days after the effective date of such change of control.

Change of control shall be defined as a transfer or sale of: (i) 50% or more of the shares and/or voting power in the Company (whether by sale, exchange, merger, consolidation or otherwise) or (ii) substantially all of the assets of the Company to an entity not under the control or majority ownership of Principal Mutual Life Insurance Company.

If the Participant becomes disabled as defined in the long term disability plan or retires on or after his or her normal retirement date as defined in the pension plan sponsored by the Company, the Participant will become fully vested and will be entitled to a distribution.

If the Participant is entitled to receive a distribution under this section, he or she will receive monthly payments for a period of 36 months beginning at termination of employment. Payments will cease if the Participant competes with the Company by directly or indirectly engaging in any of the following actions:

(i)	Owning an interest in, managing, operating, joining, controlling, lending money or rendering financial or other assistance to, or participating in or being connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any entity whose products or services compete directly or indirectly with those of the Company or any of its subsidiaries or affiliates. However, nothing in this subsection (i) shall preclude a Participant from holding less than one percent of the outstanding capital stock of any corporation required to file periodic reports with the Securities Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the securities of which are listed on any securities exchange, quoted on the National Association of Securities Dealers Automated Quotation System or traded in the over-the-counter market.

(ii)	Intentionally solicits, endeavors to entice from the Company, or any of its subsidiaries, or otherwise interferes with the relationship of the Company, or any of its subsidiaries with, any person who is employed by or otherwise engaged to perform services for the Company, or any of its subsidiaries (including, but not limited to, any independent sales representatives or organizations), or any persons or entity who is, or was within the then most recent two year period, a customer or client of the Company or any of its subsidiaries, whether for a Participant’s own account or for the account of any other individual, partnership, firm, corporation or other business organization.

(iii)	Discloses to any person, other than an employee of the Company, or any of its subsidiaries, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by a Participant of his or her duties as a select group of management of the Company, except where such disclosure may be required by law, any material confidential information obtained by him while in the employment of the Company with respect to any of the Company’s products, technology, know-how or the like, services, customers, methods or future plans, all of which a Participant acknowledges are valuable, special and unique assets the disclosure of which a Participant acknowledges may be materially damaging to the Company.

Upon the request of a Participant, the Company may in its sole discretion waive all or any portion of this non-compete clause.

If the Participant dies during the 36-month payment period, his or her beneficiary will receive a lump sum of the remaining Account balance.

b)

Death. If the Participant terminates employment by reason of his or her death, the Participant will become fully vested and the beneficiary designated by the Participant will receive a lump sum payment of the amount in the Participant’s Account (including interest) as of the date of death.

Section 4 – Participant Rights Unsecured

The right of the Participant or his or her designated beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company and neither the Participant nor his or her designated beneficiary shall have any rights in or against any amount credited to his or her Account or any other specific assets of the Company. All amounts credited to an Account shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate. An Account may not be encumbered or assigned by a Participant or any beneficiary.

Section 5 – Amendments to the Plan

The Board may amend the plan at any time without the consent of the Participants or their beneficiaries provided, however, that no amendment shall divest any Participant or beneficiary of the credits to his or her Account or of any rights to which he or she would have been entitled if the plan had been terminated immediately prior to the effective date of such amendment.

Section 6 – Termination of the Plan

The Board may terminate the plan at any time. Upon termination of the plan, Participants will become fully vested and will receive a lump sum payment of his or her Account (including interest) as of the date of termination.

Section 7 – Expenses

The cost of the administration of the plan will be paid by the Company.

Section 8 – No Trust

Nothing contained in this plan and no action taken pursuant to the provisions of this plan shall create or be construed to create a trust of any kind, a fiduciary relationship or an employment contract between the Company and the Participant, his or her designated beneficiary or any other person.

Section 9 – Nonassignable

None of the payments provided for by this plan shall be subject to seizure for payment of any debts or judgements against the Participant or any beneficiary; nor shall the Participant or any beneficiary have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder; provided, however, that the undistributed portion of any benefit payable hereunder shall at all times be subject to set-off for debts owned by the Participant to the Company.

Section 10 – Incapacity of Beneficiary

If the Company shall find that any person to whom any payment is payable under this plan is unable to care for his or her affairs because of illness or accident or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, Board, or other legal representative) may be paid to the spouse, a child, parent, or brother or sister, or to any person deemed by the Company to have incurred expense for such person otherwise entitled to payment, in accordance with the applicable provisions of this plan. Any such payment shall be a complete discharge of the Company’s liabilities under this plan.

Section 11 – Company’s Powers and Liabilities

The Board of Directors of the Company, hereafter called the “Board,” shall have full power and authority to interpret this plan. The Board’s interpretations and construction of any provisions or action taken under this plan, including any valuation of the Account, shall be binding and conclusive on all persons for all purposes. No member of the Board shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this plan unless attributable to the member’s willful misconduct or lack of good faith.

Section 12 – Severability

If the Internal Revenue Service shall at any time interpret this plan to be ineffective with regard to deferral of the Participant’s income, and that interpretation becomes final and is not appealed, then only those amounts in the Account which would be treated as currently taxable income by the Service at the time of such final interpretation shall be paid over to the Participant. All other assets in the Account at the time of a final interpretation shall be distributed to the Participant according to Section 3 of this plan.

Section 13 – Entire Plan

This plan supersedes all other plans previously made between the parties relating to its subject matter. There are no other understandings or plans.

Section 14 – Non-Waiver

No delay or failure by either party to exercise any right under this plan, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

Section 15 – Headings

Headings in this plan are for convenience only and shall not be used to interpret or construe its provisions.

Section 16 – Payment of Benefits

All payments provided for by this plan shall be made in conformity with the regular payroll procedures in use by the Company at the time of payment.

Section 17 – Withholding

Not withstanding any of the foregoing provisions hereof, the Company may withhold from any payment to be made hereunder such amount as it may be required to withhold under any applicable taxing authority.

Section 18 – Governing Law

This plan shall be governed and construed in accordance with the laws of the State of Iowa.

Section 19 – Binding Effect of Plan

This plan shall be binding upon the parties hereto, their heirs, assigns, successors, executors and administrators.

      PRINCIPAL HEALTH CARE, INC.

      By:   /s/ Thomas J. Graf
            Thomas J. Graf
            Executive Vice President

      By:   /s/ Joyce N. Hoffman
            Joyce N. Hoffman
            Vice President and Corporate Secretary

October 27, 1997